Exhibit 10.3

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made and entered into as of March 25, 2019, by and among PEP I Holdings, LLC, a Delaware limited liability company, PEP II Holdings, LLC, a Delaware limited liability company, and PEP III Holdings, LLC, a Delaware limited liability company (each, a “Seller” and, together, “Sellers”), Kimbell Royalty Partners, LP, a Delaware limited partnership, and Kimbell Royalty Operating, LLC, a Delaware limited liability company (each, a “Buyer” and, together, “Buyers” and, together with Sellers, each individually, a “Party” and, collectively, the “Parties”), and Citibank, National Association, as escrow agent (the “Escrow Agent”), effective as of the Closing of that certain Securities Purchase Agreement, dated as of February 6, 2019, by and among the Parties (the “Purchase Agreement”). Capitalized terms not defined herein shall have the meanings assigned to them in the Purchase Agreement; provided, however, that the Escrow Agent shall not be deemed to have any knowledge of or duty to ascertain the meaning of any capitalized term not otherwise defined in this Agreement.

RECITALS

WHEREAS, the Parties entered into the Purchase Agreement, which contemplates that, upon the terms and subject to the conditions set forth therein, Sellers shall sell and the Buyers shall purchase one hundred percent (100%) of the issued and outstanding limited liability company interests of Phillips Energy Partners, LLC, a Delaware limited liability company, Phillips Energy Partners II, LLC, a Delaware limited liability company, and Phillips Energy Partners III, LLC, a Delaware limited liability company (collectively, the “Subject Companies”), in exchange for 9,400,000 Opco Common Units and 9,400,000 Class B Units (the “Units”);

WHEREAS, as of the Closing, the Subject Companies and certain of their Assets are subject to the following unresolved litigation matters: Apperson, Jr. et al. v. EOG Resources, Inc., et al., Cause No. 18-07-00183-CVK and Houston Trust Company, as Trustee of the Fredricka H. Crain Trust Amended and Restated v. Mustang Minerals, LLC, Cause No. 03-17-00152-CV, Appeal No. 18-0452 (individually and collectively, the “Litigation”);

WHEREAS, as a result of the Litigation, at Closing, Buyers have agreed to issue and credit to the applicable Seller in book entry form, certain Units attributable to the Assets subject to the Litigation which shall be held in custody by the Transfer Agent and disbursed in accordance with the provisions of the Purchase Agreement following a Final Determination (the “Litigation Units”); and

WHEREAS, as a result of the Litigation, at Closing, (a) Sellers have agreed to place in escrow a cash amount equal to $5,275,518 (the “Litigation Escrow Amount”), which amount plus all proceeds from the Litigation Escrow Amount, including all interest, dividends, gains and other income earned with respect thereto (collectively, the “Litigation Escrow Earnings,” together with the Litigation Escrow Amount, the “Litigation Escrow Funds” or the “Litigation Escrow Fund”); and (b) Buyers have agreed to place in escrow all dividend and distributions that occur and are attributable to the Litigation Units after the Closing but prior to the release of the Litigation Units by the Transfer Agent pursuant to the terms of the Purchase Agreement (the “Dividend Escrow Amount”), which amount plus all products and proceeds from the Dividend Escrow

Amount, including all interest, dividends, gains and other income earned with respect thereto (collectively, the “Dividend Escrow Earnings,” together with the Dividend Escrow Amount, the “Dividend Escrow Funds” or the “Dividend Escrow Fund”; the Dividend Escrow Amount together with the Litigation Escrow Amount, the “Escrow Amount”; the Dividend Escrow Earnings together with the Litigation Escrow Earnings, the “Escrow Earnings”; and the Dividend Escrow Funds or the Dividend Escrow Fund together with the Litigation Escrow Funds or the Litigation Escrow Fund, the “Escrow Funds” or the “Escrow Fund”), and in each case of (a) and (b), the Escrow Agent intends to hold and distribute the Escrow Funds in accordance with the terms of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to act as escrow agent in accordance with the terms and conditions set forth herein.

2. Escrow Funds.

(a) Simultaneously with the execution and delivery of this Agreement, Sellers are depositing with the Escrow Agent the Litigation Escrow Amount by wire transfer of immediately available funds. The Escrow Agent shall acknowledge receipt of the Litigation Escrow Amount on the date hereof, which amount shall be deposited in one separate and distinct account (the “Escrow Account”), subject to the terms and conditions of this Agreement.

(b) All Escrow Earnings shall be retained by the Escrow Agent and reinvested in the Escrow Funds and shall become part of the Escrow Funds; and shall be disbursed as part of the Escrow Funds in accordance with the terms and conditions of this Agreement.

3. Investment of Escrow Funds.

(a) Unless otherwise instructed in writing by an Authorized Representative of both Parties, the Escrow Agent shall invest and reinvest the Escrow Funds in a “noninterest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. The Escrow Funds shall at all times remain available for distribution in accordance with Section 4 below.

(b) The Escrow Agent shall send an account statement to each of the Parties on a monthly basis reflecting activity in the Escrow Account for the preceding month.

4. Disposition and Termination of the Escrow Funds.

(a) Escrow Funds. The Parties, subject in all respects, as solely between the Parties, to the terms and conditions of the Purchase Agreement, shall act in accordance with, and the Escrow Agent shall hold and release the Escrow Funds as provided in, this Section 4(a), as follows:

(i) Within five (5) Business Days following a Final Determination, the Parties shall execute and deliver to the Escrow Agent a Joint Release Instruction (as defined below) with respect to the applicable Escrow Funds, and the Escrow Agent shall promptly, but in any event within three (3) Business Days after receipt of a Joint Release Instruction, disburse all of the Escrow Fund in accordance with such Joint Release Instruction.

(ii) The payment of the applicable Escrow Funds by the Escrow Agent shall be made by wire transfer of immediately available funds as set forth in a Joint Release Instruction.

(iii) Any Joint Release Instruction delivered to the Escrow Agent must be in writing, executed by the appropriate Party or Parties as evidenced by the signatures of the person or persons set forth on Exhibits A-1 and/or A-2, as applicable, and delivered in a manner consistent with the notice requirements set forth in Section 11 below. In the event a Joint Release Instruction is delivered to the Escrow Agent, the Escrow Agent is authorized to seek confirmation of such instruction from the appropriate Party or Parties identified as having executed such Joint Release Instruction by telephone call to any of the Persons designated in Exhibits A-1 and/or A-2 annexed hereto (the “Authorized Representatives”), and the Escrow Agent may rely upon the confirmation of any Authorized Representative. To assure accuracy of the instructions it receives, the Escrow Agent may record such telephone conversations. If the Escrow Agent is unable to verify the instructions, or is not satisfied with the verification it receives, it will not execute the instruction until all such issues have been resolved, it being understood that the Escrow Agent shall use its commercially reasonable efforts to resolve all such issues. The Persons and telephone numbers for the Authorized Representatives may be changed only in writing, executed by an authorized signor or the applicable Party set forth on Exhibits A-1 and/or A-2, actually received and acknowledged by the Escrow Agent.

(b) Certain Definitions.

(i) “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are not required or authorized by law to be closed in New York, New York.

(ii) “Final Determination” means a final, non-appealable determination (including a compromise or settlement) of a Litigation.

(iii) “Joint Release Instruction” means a joint written instruction executed by an Authorized Representative of both Parties to the Escrow Agent directing the Escrow Agent to disburse the applicable Escrow Funds. A Joint Release Instruction shall set forth (i) the amounts to be disbursed, (ii) the recipients of the disbursement and (iii) the manner of disbursement and delivery instructions.

(iv) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity.

5. Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein, which shall be deemed purely ministerial in nature, and no duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any (including, without limitation, the Purchase Agreement), nor shall the Escrow Agent be required to determine if any Person has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement will control the actions of the Escrow Agent. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon a Joint Release Instruction furnished to it hereunder and believed by it to be genuine and to have been signed and presented by the Authorized Representatives, except in the event of the Escrow Agent’s fraud, gross negligence or willful misconduct. Concurrently with the execution of this Agreement, the Parties shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit A-1 and Exhibit A-2 attached hereto. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due pursuant to the terms of the Purchase Agreement or this Agreement. In the event that the Escrow Agent, acting reasonably, shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in a Joint Release Instruction. The Escrow Agent may interplead all of the assets held hereunder into a court of competent jurisdiction or may seek a declaratory judgment with respect to certain circumstances, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets or any action or non-action based on such declaratory judgment. The Escrow Agent may consult with legal counsel of its selection in the event of any dispute or question as to the meaning or construction of any of the provisions hereof or its duties hereunder. The Escrow Agent will not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s fraud, willful misconduct or gross negligence was the cause of any loss to either Party. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute (other than with respect to a dispute involving the Escrow Agent) without making the Escrow Agent a party to the same. Notwithstanding anything in this Agreement to the contrary, in no event shall the Escrow Agent be liable for any special, indirect, punitive, incidental or consequential losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such losses or damages and regardless of the form of action, other than any such losses or damages which result from the Escrow Agent’s fraud, gross negligence or willful misconduct.

6. Resignation and Removal of the Escrow Agent. The Escrow Agent (a) may resign and be discharged from its duties or obligations hereunder by giving thirty (30) calendar days advance notice in writing of such resignation to Buyers and Sellers specifying a date when such resignation shall take effect or (b) may be removed, with or without cause, by the Parties acting jointly at any time by providing written notice executed by an Authorized Representative of both Parties to the Escrow Agent. Any corporation or association into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or association to which all or substantially all of the escrow business of the Escrow Agent’s line of business may be transferred, shall be the Escrow Agent under this Agreement without further act. The Escrow

Agent’s sole responsibility after such thirty (30) calendar day notice period expires or after receipt of written notice of removal shall be to hold and safeguard the Escrow Funds (without any obligation to reinvest the same) and to deliver the same (i) to a substitute or successor escrow agent pursuant to a joint written designation from the Parties or (ii) as set forth in a Joint Release Instruction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate. In the event the Escrow Agent resigns, if the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) calendar days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of such a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto.

7. Fees and Expenses. All fees and expenses of the Escrow Agent are described in Schedule 1 attached hereto and shall be paid fifty percent by Sellers and fifty percent by Buyers. The fees agreed upon for the services to be rendered hereunder are intended as full compensation for the Escrow Agent services as contemplated by this Agreement.

8. Indemnity. Each Party shall, severally and not jointly, indemnify, defend and hold harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, agents and employees (the “Escrow Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including the reasonable fees and expenses of one outside counsel and experts and their staffs and all expenses for document location, duplication and shipment) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Escrow Indemnitee, except to the extent that such Escrow Agent Losses have been caused by the fraud, gross negligence or willful misconduct of the Escrow Agent or any such Escrow Indemnitee, or (b) its following any written instructions or other directions from the Parties. It is understood and agreed that the Escrow Agent does not have a contractual right of set off or a contractual security interest under the Agreement; provided, however, that nothing herein shall be construed as a waiver of any statutory or common law rights to which the Escrow Agent may otherwise be entitled with respect thereto. Notwithstanding anything to the contrary herein, the Parties agree, solely as between themselves, that any obligation for indemnification under this Section 8 (or for reasonable fees and expenses of the Escrow Agent described in Section 7) shall be borne by the party or parties determined by a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense against which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by Buyers and one-half by Sellers. The provisions of this Section 8 shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

9. Tax Matters.

(a) The Parties agree that, for U.S. federal and applicable state income tax purposes, Sellers shall be treated as the owners of the Escrow Funds. The Escrow Agent shall report the Escrow Earnings on Internal Revenue Service (“IRS”) Form 1099 showing the Escrow Agent as payor and each applicable Seller as payee as of the end of each calendar year and, to the extent required by the United States Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder, whether or not such Escrow Earnings were disbursed during such calendar year.

(b) Prior to the date hereof, the Parties shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate IRS Forms W-9 or W-8 (as applicable) and such other forms and documents that the Escrow Agent may reasonably request.

(c) The Escrow Agent shall be responsible only for income reporting to the IRS with respect to income earned on the Escrow Funds. The Escrow Agent shall withhold any taxes required to be withheld by applicable law, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities. Other than in connection with any required withholding, the Parties acknowledge and agree that the Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return with respect to the Escrow Funds or any income earned on the Escrow Funds.

(d) Should the Escrow Agent be engaged to perform annual tax information reporting for principal payments, all such reporting will be completed at the written direction of the Parties acting jointly. The Escrow Agent will, in accordance with such written instructions, file, print and mail information returns to Persons or entities receiving disbursements pursuant to the Agreement and transmit withholding amounts as directed by the Parties in writing.

(e) The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of Citigroup, Inc. and its affiliates. This Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

10. Covenant of the Escrow Agent. The Escrow Agent hereby agrees and covenants with the Parties that it shall perform all of its obligations under this Agreement and shall not deliver custody or possession of any of the Escrow Funds to anyone except pursuant to the express terms of this Agreement or as otherwise required by law.

11. Notices. All notices, requests, demands and other communications required under this Agreement shall be in writing, in English, and shall be deemed to have been duly given to the intended recipient if delivered to such Party’s Authorized Representative: (i) personally, (ii) on the day of transmission if sent by electronic mail (“e-mail”) with a PDF attachment executed by an authorized signor of the Party or Parties to the e-mail address given below, and written confirmation of receipt is obtained promptly after completion of the transmission, (iii) by overnight delivery with a reputable national overnight delivery service, or (iv) by mail or by certified mail, return receipt requested, and postage prepaid. If any notice is mailed, it shall be deemed given three (3) Business Days after the date such notice is deposited in the mail. If notice is given to a Party, it shall be given at the address for such Party set forth below. It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

If to any Buyer, then to:

Kimbell Royalty Partners, LP

777 Taylor Street, Suite 810

Fort Worth, Texas 76102

Attn: Robert D. Ravnaas

Email: Robert@kimbellrp.com

with a copy (which shall not constitute notice to Buyers) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attn: Jason A. Rocha

Erin Hopkins

Email: jason.rocha@bakerbotts.com

 erin.hopkins@bakerbotts.com

or, if to any Seller, then to:

EnCap Investments L.P.

1100 Louisiana Street

Suite 4900

Houston, Texas 77002

Attn: Brooks Despot

Email: bdespot@encapinvestments.com

with a copy (which shall not constitute notice to Sellers) to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Attn: Bryan Edward Loocke

Email: bloocke@velaw.com

or, if to the Escrow Agent, then to:

Citibank, N.A.

Agency & Trust

388 Greenwich Street,

New York, NY 10013

Attn.: Nerlie Delly

Telephone: (212) 816-6846

E-mail: cts.spag@citi.com / nerlie.delly@citi.com

Payments to the Escrow Agent shall be sent by wire transfer pursuant to the following instructions: Citibank, N.A., ABA: 0210-0008-9; Account Name: Escrow Concentration Account; A/C#.: 36855852; Ref: A/C # Litigation Escrow Amount 12237700.

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to the foregoing clauses (iii) or (iv) of this Section 11, such communications shall be deemed to have been given on the date received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate.

12. Termination. This Agreement shall terminate on the first to occur of (a) the distribution of all of the amounts in the Escrow Funds in accordance with this Agreement or (b) delivery to the Escrow Agent of a written notice of termination executed jointly by an Authorized Representative of both Parties after which this Agreement shall be of no further force and effect except that the provisions of Section 8 shall survive termination.

13. Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by all of the parties hereto. Except as otherwise provided for herein, neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by any party hereto, without the prior consent of the other parties hereto. This Agreement shall be governed by and construed under the laws of the State of New York. Each party hereto irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. The parties hereto hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by electronic transmission in portable document format (“.pdf”), and such .pdf will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8, nothing in this Agreement, whether express or implied, shall be construed to give to any Person other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder. As between the Parties, (a) nothing in this Agreement waives or modifies any right or obligation under the Purchase Agreement, and (b) in the event of any inconsistency between this Agreement and the Purchase Agreement, the Purchase Agreement shall control.

14. Compliance with Court Orders. In the event that any Escrow Funds shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court of competent jurisdiction, or any order, judgment or decree shall be made or entered by any court order of a court of competent jurisdiction affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other Person, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

15. Further Assurances. Following the date hereof, each party shall deliver to the other parties hereto such further information and documents and shall execute and deliver to the other parties hereto such further instruments and agreements as any other party hereto shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other party hereto the benefits hereof.

16. Assignment. No Party shall assign any of its interests or rights under this Agreement without the prior written consent of the other Parties (such consent not to be unreasonably withheld), and no assignment of the interests or rights of any Party shall be binding upon the Escrow Agent unless and until written notice of such assignment shall be filed with and consented to by the Escrow Agent (such consent not to be unreasonably withheld). To comply with Federal law including USA Patriot Act requirements, assignees shall provide to the Escrow Agent the appropriate IRS Form W-9 or W-8 (as applicable) and such other forms and documentation that the Escrow Agent may request to verify identification and authorization to act. Any transfer or assignment of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

17. Force Majeure. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, but not limited to, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility), it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

18. Compliance with Federal Law. To help the U.S. Government fight the funding of terrorism and money laundering activities and to comply with Federal law requiring financial institutions to obtain, verify and record information on the source of funds deposited to an account, the Parties agree to provide the Escrow Agent with the name, address, taxpayer identification number, and remitting bank for all Parties depositing funds at Citibank pursuant to the terms and conditions of this Agreement. For a non-individual Person such as a business entity, a charity, a trust or other legal entity, the Escrow Agent will ask for documentation to verify its formation and existence as a legal entity. The Escrow Agent may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

19. Use of Citibank Name. No publicly distributed printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of the Escrow Agent.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

SELLERS:

PEP I HOLDINGS, LLC

By:	EnCap Energy Capital Fund VI, L.P.,
its Managing Member

By:	EnCap Equity Fund VI GP, L.P.,
its General Partner

By:	EnCap Investments L.P.,
its General Partner

By:	EnCap Investments GP, L.L.C.,
its General Partner

Name:	/s/ D. Martin Phillips
By:	D. Martin Phillips
Title:	Managing Partner

PEP II HOLDINGS, LLC

By:	EnCap Energy Capital Fund II, L.P.,
its Managing Member

By:	EnCap Equity Fund VII GP, L.P.,
its General Partner

By:	EnCap Investments L.P.,
its General Partner

By:	EnCap Investments GP, L.L.C.,
its General Partner

Name:	/s/ D. Martin Phillips
By:	D. Martin Phillips
Title:	Managing Partner

Signature Page to Escrow Agreement

PEP III HOLDINGS, LLC

By:	EnCap Energy Capital Fund VIII, L.P.,
its Managing Member

By:	EnCap Equity Fund VIII GP, L.P.,
its General Partner

By:	EnCap Investments L.P.,
its General Partner

By:	EnCap Investments GP, L.L.C.,
its General Partner

Name:	/s/ D. Martin Phillips
By:	D. Martin Phillips
Title:	Managing Partner

Signature Page to Escrow Agreement

BUYERS:

KIMBELL ROYALTY PARTNERS, LP

By:	Kimbell Royalty GP, LLC, its general partner

Name:	/s/ R. Davis Ravnaas
By:	R. Davis Ravnaas
Title:	President and Chief Financial Officer

KIMBELL ROYALTY OPERATING, LLC

Name:	/s/ R. Davis Ravnaas
By:	R. Davis Ravnaas
Title:	President and Chief Financial Officer

Signature Page to Escrow Agreement

ESCROW AGENT:

CITIBANK, N.A.

Name:	/s/ Miriam Molina
By:	Miriam Molina
Title:	Senior Trust Officer

Signature Page to Escrow Agreement

Schedule 1

ESCROW AGENT FEE SCHEDULE

Citibank, N.A., Escrow Agent

Escrow Agent	Fees
Acceptance Fee

To cover the acceptance under the pertinent document(s), including all relevant roles and appointments as well as the review of the supporting documents submitted in connection with the execution and delivery thereof, and communication with other members of the working group, as necessary.

Waived
Annual Administration Fee
To cover the administrative functions of the Agent under the Agreement, including the establishment and maintenance of the account, safekeeping of assets, maintenance of the records, execution and administration of the Agreement provisions, and other duties required of the agent under the terms of the Agreement.	$5,000
Legal Fee
To cover the review of legal documents by Citibank’s Agency & Trust outside counsel, if necessary.	At Cost
Amendment Fee
To cover the administrative and legal functions of amending the Agreements. Fee to be mutually agreed upon prior to review by Citi of any amendment.	At Cost